Exhibit (c)(2)
Presentation to the Special Committee Private & Confidential Presentation to: October 15, 2010

Important Notices and Disclaimers These materials have been prepared by Covington Associates, LLC ("CA") as part of a presentation being made to and at the request of the Special Committee of the Board of Directors ("Special Committee") and the Board of Directors (the "Board") of Rock of Ages Corp. (the "Company") in support of CA's opinion as to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock receiving cash for shares held of the Company, in connection with the transaction (the "Transaction") contemplated by the draft Agreement and Plan of Merger (the "Agreement"), dated as of October 15, 2010 by and among the Company, Swenson Granite Company LLC and Acquisition Granite, LLC. Capitalized terms used herein, but not otherwise defined, have the same meanings as set forth in the Agreement. These materials were compiled and prepared on a confidential basis solely for use by the Special Committee and the Board in connection with the Transaction and not with a view toward public disclosure under any securities laws or otherwise, and may not be used for any other purpose without CA's prior written consent. The information utilized in preparing the materials was obtained from the management of the Company and public sources. Any estimates or budgetary information for the Company contained herein have been prepared by the management of the Company or are based upon such estimates or budgetary information, and involve numerous and significant subjective judgments, which may or may not prove to be correct. CA was not engaged to and does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of any such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future operation or financial performance of the Company. Because the material contained herein was prepared for use in the context of a presentation to the Special Committee and Board, which are familiar with the business and affairs of the Company, CA expressly disclaims any obligation to update, supplement, or otherwise revise the materials provided. Recipients of the materials should not assume that they remain accurate at a later date. Nothing contained herein should be construed as tax, accounting, regulatory, insurance, legal or other similar professional advice. In addition to the foregoing, these materials are subject to the caveats and disclaimers contained in CA's opinion. Nothing herein constitutes a recommendation as to what course of action the Special Committee, Board or any security holder of the Company should pursue in connection with the Transaction or otherwise addresses the merits of the underlying decision by the Company to engage in such Transaction. During CA's review and analysis, CA has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information. Accordingly, for purposes of this presentation, CA has assumed and relied upon the accuracy and completeness of all such information. CA has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or its acquiror or any related company, nor has it evaluated the solvency or fair value of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts and projections (and the assumptions and bases therefor) made available to it and used in its analyses, CA has assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In addition, CA has assumed that the historical financial statements of the Company reviewed by it have been prepared in accordance with United States generally accepted accounting principles consistently applied and that they fairly present the financial position of the Company as of the date thereof. In reviewing financial information, CA expresses no view as to the reasonableness of such forecasts and projections (and the assumptions and bases therefor). Several analytical methodologies have been employed by CA in its analyses and no one method of analysis should be regarded as critical to the overall conclusion it has reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions CA has reached are based on all the analyses and factors presented herein taken as a whole and also on application of its own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. CA therefore gives no opinion as to the value or merit standing alone of any one or more parts of the material that follows. CA shall be responsible only for the conclusions or opinions set forth in its written opinion letter to be provided to the Special Committee and Board, subject to the conditions, limitations and standards of conduct set forth therein. The form of draft opinion letter contained in these materials shall not be reproduced, summarized, described or referred to, or furnished to any party, without CA's prior written consent. 2

Contents Transaction Overview Company Overview Valuation Analysis Appendix

Transaction Overview

Transaction Summary Transaction Structure Acquisition of Rock of Ages Corp, ("the Company") by Swenson Granite Company LLC ("Parent") through the merger of Acquisition Granite, LLC ("Merger Sub"), a wholly owned subsidiary of Parent, with and into the Company, with the Company continuing as the Surviving Company (the "Merger"), in accordance with the Vermont Business Corporation Act. As a result of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. Merger Consideration Company Common Stock - Each share of the Company's common stock outstanding immediately prior to the Closing (other than "A" shares held in the Company's Treasury, (2) shares held by Parent or Merger Sub, or (3) shares the holders of which have perfected dissenters' rights) will be automatically cancelled and converted into the right to receive $5.25 per share Company Options - Outstanding Company Options shall become fully vested and exercisable immediately prior to the Closing. Holders of Company Options will receive cash based on the difference between $5.25 per share and the exercise price, with out-of-the money options being cancelled 5

Process Summary Covington contacted 64 potential partners after launching the process on June 2nd 45 parties responded, 19 parties were unresponsive 28 were not interested in reviewing 17 signed NDAs 9 declined after reviewing dataroom 8 received bid letters 2 bids received 6

Company Overview

8 Strengths Recognized brand names of the Company and its product lines Ownership of unique raw material reserves Strong market position in both segments Opportunities Improving long term demographics Growth of high end product categories Leveraging of brand name into new product categories Consolidating market segments Potential on-going tax savings from NOL use Modest historical growth rates Public company ownership structure Earnings volatility Weaknesses Threats Competition from low cost foreign providers Growing demand for cremation Declining cultural interest in memorials Overall low market growth SWOT Analysis

Historical Financial Performance 9

Projected Financial Performance 10

Divisional Financial Performance 11

Historical and Projected Balance Sheets 12

Three Year Price Volume(1) 13 GRANITE Volume

One Year Price Volume(1) 14 GRANITE Volume

Two Year Indexed Price Performance(1) 15 Building Materials/Quarry Death Care Russell 2000 GRANITE

Death Care, 8.3x Historical Revenue and EBITDA Multiples(1) 16 EV/Revenue EV/EBITDA Death Care, 1.8x Building Materials/Quarry, 1.5x GRANITE,.9x Building Materials/Quarry, 8.9x GRANITE, 7.1x

One and Three Year Share Price Analysis As of 10/14/10(1) 17

One and Three Year Share Price Analysis As of 5/07/10(1) 18

Valuation Analysis

Comparable Company Analysis 20

Comparable Company Analysis (cont'd) 21

Benchmarking Analysis - Building Materials/Quarry 22 Note: GRANITE 3 Year Revenue CAGR utilizes June 2007 LTM revenues in calculation

Benchmarking Analysis - Death Care 23 Note: GRANITE 3 Year Revenue CAGR utilizes June 2007 LTM revenues in calculation

Precedent Transaction Analysis 24

2010 Transaction Premiums ($25mm - $100mm Market Cap Companies) 25

2010 Transaction Premiums ($25mm - $100mm Market Cap Companies) 26

Discounted Cash Flow - Terminal Value Method 27

Discounted Cash Flow - Perpetuity Method 28

Weighted Average Cost of Capital 29

Valuation Summary 30

Appendix

Comparable Company Business Descriptions 32

Comparable Company Business Descriptions 33

Contact Information 34 Covington Associates is a specialty investment banking firm founded in 1991 serving business service, consumer, industrial, healthcare and technology companies throughout the country. Focused on mergers and acquisitions, debt and equity capital raising, debt and equity restructuring, and strategic advisory assignments for middle market companies, Covington Associates has completed transactions ranging in value from $10 million to nearly $2 billion for both private and publicly traded companies 265 Franklin Street Boston, MA 02110 [617] 314-3950 www.covllc.com